EXHIBIT 99.2

The HHI Group

Combined Financial Statements

For the Six Months Ended June 30, 2012 and July 2, 2011

The HHI Group

Combined Balance Sheets
(Unaudited)

	June 30, 2012	December 31, 2011
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$48.5	$44.8
Accounts receivable, net	121.4	108.1
Inventories, net	168.8	171.2
Prepaid expenses	4.7	4.2
Deferred taxes	25.3	22.4
Other current assets	3.9	2.7
Total current assets	372.6	353.4

Property, plant and equipment, net	102.9	110.7
Goodwill	572.6	573.6
Customer relationships, net	37.1	39.9
Trade names, net	106.1	110.7
Patents and technology, net	18.6	20.5
Affiliate notes receivable	33.3	33.5
Other assets	7.5	5.0
Total assets	$1,250.7	$1,247.3

Liabilities and business equity
Current liabilities:
Accounts payable	$122.1	$115.7
Current portion of affiliate debt	132.5	138.0
Accrued expenses	49.8	64.5
Total current liabilities	304.4	318.2

Long-term affiliate debt	227.9	273.7
Deferred taxes	46.9	45.7
Post-retirement benefits	27.1	27.3
Other liabilities	34.3	41.3

Commitments and contingencies (Notes P and Q)

Business equity:
Parent Company’s net investment and accumulated earnings	585.3	514.5
Accumulated other comprehensive income	22.0	24.3
Parent Company’s net investment and accumulated earnings and accumulated other comprehensive income	607.3	538.8
Non-controlling interest	2.8	2.3
Total business equity	610.1	541.1

Total liabilities and business equity	$1,250.7	$1,247.3

See notes to unaudited combined financial statements.

The HHI Group

Combined Statements of Operations
(Unaudited)

	Six Months Ended
	June 30,	July 2,
	2012	2011
	(In Millions)
Net sales:
Trade	$472.7	$475.7
Affiliate	20.6	15.2
Total net sales	493.3	490.9

Costs and expenses:
Cost of sales – trade	318.9	315.6
Cost of sales – affiliate	19.8	14.6
Selling, general and administrative	91.1	96.4
Provision for doubtful accounts	0.1	0.4
Other affiliate income	(0.5)	(0.6)
Other – net	9.5	10.7
Restructuring charges	2.7	3.6
Interest expense – affiliate, net	17.6	22.6
Interest income – trade, net	(0.3)	(0.3)
Total costs and expenses	458.9	463.0

Earnings before income taxes	34.4	27.9
Income taxes	10.6	8.6
Net earnings	23.8	19.3
Net income attributable to non-controlling interests	(0.5)	(0.3)
Net earnings attributable to Parent Company	$23.3	$19.0

See notes to unaudited combined financial statements.

The HHI Group

Combined Statements of Cash Flows
(Unaudited)

	Six Months Ended
	June 30,	July 2,
	2012	2011
	(In Millions)
Operating activities
Net earnings	$23.8	$19.3
Net income attributable to non-controlling interests	(0.5)	(0.3)
Net earnings attributable to Parent Company	23.3	19.0
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization of property and equipment	12.7	14.2
Amortization of intangibles	9.0	8.5
Provision for doubtful accounts	0.1	0.4
Deferred taxes	(5.0)	(1.1)
Changes in operating assets and liabilities:
Accounts receivable	(13.2)	(38.9)
Inventories	2.1	(12.6)
Accounts payable	6.4	36.7
Prepaid expenses and other current assets	(4.7)	(3.1)
Other assets	(2.5)	(0.7)
Accrued expenses	(15.0)	14.6
Other	37.9	32.9
Net cash provided by operating activities	51.1	69.9

Investing activities
Capital expenditures	(4.7)	(14.6)
Proceeds from sales of assets	–	0.1
Net cash used in investing activities	(4.7)	(14.5)

Financing activities
Cash received from Parent	373.0	513.1
Cash remitted to Parent	(364.8)	(526.5)
Receipts from (lending to) affiliates through notes receivable	0.2	(0.2)
Repayments on affiliate debt	(51.3)	(45.0)
Net cash used in financing activities	(42.9)	(58.6)

Effect of exchange rate changes on cash	0.2	0.5
Increase (decrease) in cash and cash equivalents	3.7	(2.7)
Cash and cash equivalents, beginning of period	44.8	47.7
Cash and cash equivalents, end of period	$48.5	$45.0

See notes to unaudited combined financial statements.

The HHI Group

Combined Statements of Changes in Business Equity

For the Six Months Ended June 30, 2012 and July 2, 2011
(In Millions, Unaudited)

	Parent Company’s Net Investment and Accumulated Earnings	Accumulated Other Comprehensive Income	Non-Controlling Interest	Total Business Equity

Balance at January 1, 2011	$466.6	$39.6	$2.7	$508.9
Net income	19.0	–	0.3	19.3
Currency translation adjustment	–	21.3	–	21.3
Change in pension, net of tax	–	1.3	–	1.3
Net transfers to the Parent	8.0	–	–	8.0
Balance at July 2, 2011	493.6	62.2	3.0	558.8

Balance at December 31, 2011	514.5	24.3	2.3	541.1
Net income	23.3	–	0.5	23.8
Currency translation adjustment	–	(2.8)	–	(2.8)
Change in pension, net of tax	–	0.5	–	0.5
Net transfers to Parent	47.5	–	–	47.5
Balance at June 30, 2012	$585.3	$22.0	$2.8	$610.1

See notes to unaudited combined financial statements.

The HHI Group

Combined Statements of Comprehensive Income
(Unaudited)

	Six Months Ended
	June 30,	July 2,
	2012	2011
	(In Millions)

Net earnings attributable to Parent Company	$23.3	$19.0
Other comprehensive income, net of tax
Currency translation adjustment and other	(2.8)	21.3
Pension	0.5	1.3
Total other comprehensive income, net of tax	(2.3)	22.6
Comprehensive income attributable to Parent Company	$21.0	$41.6

See notes to unaudited combined financial statements.

The HHI Group

Notes to Unaudited Combined Financial Statements

June 30, 2012

A. Nature of Activities and Basis of Presentation

Description of Business

On March 12, 2010, a wholly owned subsidiary of The Stanley Works was merged with and into the Black & Decker Corporation (“Black & Decker”), with the result that Black & Decker became a wholly owned subsidiary of The Stanley Works (the “Merger”). The combined company was thereafter renamed Stanley Black & Decker, Inc. (the “Parent”).

These unaudited financial statements combine the legacy Stanley National Hardware (“SNH”) operations with the legacy Black and Decker Hardware and Home Improvement (“HHI”) operations. The combined company, the HHI Group (hereinafter referred to as “the Company”), offers a broad range of door security hardware as well as residential products, including locksets and interior and exterior hardware. The Company’s brand names include Baldwin, Weiser, Kwikset, Stanley National Hardware, Fanal, Geo and Pfister. The Company is operated by a single management team.

Approximately half of the Company’s sales are in the retail channel, including 26% to The Home Depot and 20% to Lowes for the six months ended June 30, 2012, and 23% to The Home Depot and 21% to Lowes for the six months ended July 2, 2011. The remaining sales of the Company are in the non-retail or new construction channels. Further, approximately 89% of the Company’s revenues for both the six months ended June 30, 2012 and July 2, 2011 are generated from the U.S. and Canada, with the remainder spread across Latin America and Asia.

Basis of Presentation

The unaudited combined financial statements include the accounts of the Company and its majority-owned subsidiaries which require consolidation, after the elimination of intercompany accounts and transactions. There were 26 weeks in both the six month period ended June 30, 2012 and July 2, 2011.

The accompanying unaudited combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations for the interim periods have been included and are of a normal, recurring nature. Operating results for the six months ended June 30, 2012 and July 2, 2011 are not necessarily indicative of the results that may be expected for a full fiscal year.

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

A. Nature of Activities and Basis of Presentation (continued)

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements. While management believes that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from these estimates.

Corporate Allocations

The Unaudited Combined Balance Sheets include the assets and liabilities attributable to the Company’s operations. The Unaudited Combined Statements of Operations includes certain allocated corporate expenses of the Parent attributable to the Company. These expenses include costs associated with legal, finance, treasury, accounting, human resources, employee benefits, insurance and stock-based compensation. Corporate costs are allocated on the basis of usage or another reasonable basis when usage is not identifiable. Management believes the assumptions and methodologies underlying the allocation of expenses are reasonable. Notwithstanding, the expenses allocated to the Company are not necessarily indicative of the actual level of expenses that would have been incurred if the Company had been an independent entity and had otherwise managed these functions. The following table summarizes the allocation of corporate expenses to specific captions within the Unaudited Combined Statements of Operations.

	Six Months Ended
	June 30,	July 2,
	2012	2011
	(In Millions)

Cost of sales – trade	$2.4	$2.5
Selling, general and administrative	10.9	12.5
Total corporate allocations	$13.3	$15.0

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

A. Nature of Activities and Basis of Presentation (continued)

Related Party Transactions

Affiliate Sales and Expenses

Transactions the Company had with affiliated companies owned by the Parent have been included in the Unaudited Combined Statements of Operations. These sales and related costs may not be indicative of sales pricing or volume in the event the Company is sold. The following table summarizes affiliate sales transactions:

	Six Months Ended
	June 30,	July 2,
Description	2012	2011
	(In Millions)

Affiliate sales	$20.6	$15.2
Affiliate cost of sales	19.8	14.6
Net gross margin on affiliate sales	0.8	0.6
Cost of sales – trade, mark-up on affiliate purchases	5.1	5.5
Net interest expense – affiliate	17.6	22.6
Other affiliate income	(0.5)	(0.6)
Net affiliate loss before provision for income taxes	$(21.4)	$(26.9)

The Company purchases certain products it sells from third party vendors through affiliate global purchasing agents of the Parent. The Unaudited Combined Statements of Operations includes the affiliate mark-up arising from inventory purchase transactions between the Company and affiliates of the Parent. Mark-ups on affiliate purchases of $5.1 million and $5.5 million were included within cost of sales – trade in the Unaudited Combined Statements of Operations for the six months ended June 30, 2012 and July 2, 2011, respectively. The mark-up on affiliate purchase transactions is cash settled through the Parent’s centralized cash management program and reduces the net cash provided by operating activities in the Unaudited Combined Statements of Cash Flows.

Other affiliate income represents royalty fees the Company charges to an affiliate of the Parent. The other affiliate income is assumed to be cash settled, as described below, and consequently reduces the net cash provided by operating activities in the Unaudited Combined Statements of Cash Flows.

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

A. Nature of Activities and Basis of Presentation (continued)

Cash Management and Business Equity

The Parent utilizes a centralized approach to cash management and financing of operations in the U.S. As a result of the Company’s participation in the Parent’s central cash management program, all the Company’s U.S. cash receipts are remitted to the Parent and all cash disbursements are funded by the Parent. Other transactions with the Parent and related affiliates include purchases and sales and miscellaneous other administrative expenses incurred by the Parent on behalf of the Company. The net amount of any receivable from or payable to the Parent and other affiliates, with the exception of affiliate debt and notes receivable, are reported as a component of business equity. There are no terms of settlement or interest charges associated with the intercompany account balances. All transactions with the Parent and other related affiliates outside of the Company are considered to be effectively settled for cash in the Unaudited Combined Statements of Cash Flows at the time the transaction is recorded.

An analysis of the cash transactions solely with the Parent follows:

	Six Months Ended
	June 30,	July 2,
	2012	2011
	(In Millions)

Cash received from Parent	$373.0	$513.1
Cash remitted to Parent	(364.8)	(526.5)
Taxes paid by Parent	6.7	0.4

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

A. Nature of Activities and Basis of Presentation (continued)

Affiliate Debt

A summary of the Company’s affiliate debt arrangements at June 30, 2012 and December 31, 2011 and related party interest expense are shown below:

		June 30,	December 31,
	Interest Rate	2012	2011

Affiliate notes payable due 2013	0.0% – 7.2%	$48.4	$58.8
Affiliate notes payable due 2015	10.8%	279.0	319.9
Affiliate notes payable on demand	2.0%	33.0	33.0
Total affiliate debt, including current maturities		360.4	411.7
Less: affiliate notes payable on demand classified as current		(33.0)	(33.0)
Less: principle payments due within 1 year for other notes payable		(99.5)	(105.0)
Long-term related party debt		$227.9	$273.7

Net affiliate interest expense amounted to $17.6 million and $22.6 million for the six months ending June 30, 2012 and July 2, 2011, respectively.

Affiliate Notes Receivable

The Company has a variety of notes receivable agreements with affiliates of the Parent. These loans bear interest at fixed rates ranging from 0.9% to 2.5% and have maturity dates ranging from 2013 through 2015. Affiliate notes receivable were $33.3 million and $33.5 million at June 30, 2012 and December 31, 2011, respectively.

B. Significant Accounting Policies

Foreign Currency

For foreign operations with functional currencies other than the U.S. dollar, asset and liability accounts are translated at current exchange rates; income and expenses are translated using weighted-average exchange rates. Translation adjustments are reported in a separate component of business equity and exchange gains and losses on transactions are included in earnings.

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

B. Significant Accounting Policies (continued)

Cash Equivalents

Highly liquid investments with original maturities of three months or less are considered cash equivalents.

Accounts Receivable

Trade receivables are stated at gross invoice amount less discounts, other allowances and provision for uncollectible accounts.

Allowance for Doubtful Accounts

The Company estimates its allowance for doubtful accounts using two methods. First, a specific reserve is established for individual accounts where information indicates the customers may have an inability to meet financial obligations. Second, a reserve is determined for all customers based on a range of percentages applied to aging categories. These percentages are based on historical collection and write-off experience. Actual write-offs are charged against the allowance when collection efforts have been unsuccessful.

Inventories

Certain U.S. inventories are valued at the lower of Last-In First-Out (“LIFO”) cost or market because the Company believes it results in better matching of costs and revenues. Other inventories are valued at the lower of First-In, First-Out (“FIFO”) cost or market primarily because LIFO is not permitted for statutory reporting outside the U.S. See Note D, Inventories, for a quantification of the LIFO impact on inventory valuation.

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

B. Significant Accounting Policies (continued)

Property, Plant and Equipment

The Company generally values property, plant and equipment, including capitalized software, at historical cost less accumulated depreciation and amortization. Costs related to maintenance and repairs which do not prolong the assets useful life are expensed as incurred. Depreciation and amortization are provided using straight-line methods over the estimated useful lives of the assets as follows:

Useful Life (Years)

Land improvements	10 – 20
Buildings	40
Machinery and equipment	3 – 15
Computer software	3 – 5

Leasehold improvements are depreciated over the shorter of the estimated useful life or the term of the lease.

The Company reports depreciation and amortization of property, plant and equipment in cost of sales and selling, general and administrative expenses (“SG&A”) based on the nature of the underlying assets. Depreciation and amortization related to the production of inventory and delivery of services are recorded in cost of sales. Depreciation and amortization related to distribution center activities, selling and support functions are reported in SG&A.

The Company assesses its long-lived assets for impairment when indicators that the carrying values may not be recoverable are present. In assessing long-lived assets for impairment, the Company groups its long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are generated (“asset group”) and estimates the undiscounted future cash flows that are directly associated with and expected to be generated from the use of and eventual disposition of the asset group. If the carrying value is greater than the undiscounted cash flows, an impairment loss must be determined and the asset group is written down to fair value. The impairment loss is quantified by comparing the carrying amount of the asset group to the estimated fair value, which is determined using weighted-average discounted cash flows that consider various possible outcomes for the disposition of the asset group.

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

B. Significant Accounting Policies (continued)

Goodwill and Intangible Assets

Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Intangible assets acquired are recorded at estimated fair value. Goodwill and intangible assets deemed to have indefinite lives are not amortized, but are tested for impairment annually during the third quarter, and at any time when events suggest impairment more likely than not has occurred. To assess goodwill for impairment, the Company determines the fair value of its reporting units, which are primarily determined using management’s assumptions about future cash flows based on long-range strategic plans. This approach incorporates many assumptions including future growth rates, discount factors and tax rates. In the event the carrying value of a reporting unit exceeded its fair value, an impairment loss would be recognized to the extent the carrying amount of the reporting unit’s goodwill exceeded the implied fair value of the goodwill.

Indefinite-lived intangible asset carrying amounts are tested for impairment by comparing to current fair market value, usually determined by the estimated cost to lease the asset from third parties. Intangible assets with definite lives are amortized over their estimated useful lives generally using an accelerated method. Under this accelerated method, intangible assets are amortized reflecting the pattern over which the economic benefits of the intangible assets are consumed. Definite-lived intangible assets are also evaluated for impairment when impairment indicators are present. If the carrying value exceeds the total undiscounted future cash flows, a discounted cash flow analysis is performed to determine the fair value of the asset. If the carrying value of the asset were to exceed the fair value, it would be written down to fair value.

As required by the Company’s policy, goodwill and an indefinite lived tradename were tested for impairment in the third quarter of 2011. Based on the testing, the Company determined that the fair value of its reporting unit and indefinite lived tradename exceeded their carrying values. The Company will perform its annual impairment testing for the 2012 fiscal year during the third quarter of 2012. No goodwill or other intangible asset impairments were recorded during the six month period ended June 30, 2012 or July 2, 2011.

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

B. Significant Accounting Policies (continued)

Financial Instruments

The Company participates in the Parent’s centralized hedging functions which are primarily designed to minimize exposure on foreign currency risk. These hedging instruments are recorded in the financial statements of the Parent and as such, the effects of such hedging instruments are not reflected in the Unaudited Combined Statements of Operations or Unaudited Combined Balance Sheets. Changes in the fair value of derivatives are recognized periodically either in earnings or in business equity as a component of other comprehensive income, depending on whether the derivative financial instrument is undesignated or qualifies for hedge accounting, and if so, whether it represents a fair value, cash flow, or net investment hedge. Changes in the fair value of derivatives accounted for as fair value hedges are recorded in earnings in the same caption as the changes in the fair value of the hedged items. Gains and losses on derivatives designated as cash flow hedges, to the extent they are effective, are recorded in other comprehensive income, and subsequently reclassified to earnings to offset the impact of the hedged items when they occur. In the event it becomes probable the forecasted transaction to which a cash flow hedge relates will not occur, the derivative would be terminated and the amount in other comprehensive income would generally be recognized in earnings.

Stock Based Compensation

Certain employees of the Company have historically participated in the stock-based compensation plans of the Parent. The plans provide for discretionary grants of stock options, restricted stock units, and other stock-based awards. All awards granted under the plan consist of the Parent’s common shares. As such, all related equity account balances remained at the Parent, with only the allocated expense for the awards provided to Company employees, as well as an allocation of expenses related to the Parent’s corporate employee’s who participate in the plan, being recorded in the Unaudited Combined Financial Statements.

Stock options are granted at the fair market value of the Parent’s stock on the date of grant and have a 10-year term. Compensation cost relating to stock-based compensation grants is recognized on a straight-line basis over the vesting period, which is generally four years.

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

B. Significant Accounting Policies (continued)

Revenue Recognition

The Company’s revenues result from the sale of tangible products, where revenue is recognized when the earnings process is complete, collectability is reasonably assured, and the risks and rewards of ownership have transferred to the customer, which generally occurs upon shipment of the finished product, but sometimes is upon delivery to customer facilities.

Provisions for customer volume rebates, product returns, discounts and allowances are recorded as a reduction of revenue in the same period the related sales are recorded. Consideration given to customers for cooperative advertising is recognized as a reduction of revenue except to the extent that there is an identifiable benefit and evidence of the fair value of the advertising, in which case the expense is classified as SG&A.

Cost of Sales and Selling, General and Administrative

Cost of sales includes the cost of products and services provided reflecting costs of manufacturing and preparing the product for sale. These costs include expenses to acquire and manufacture products to the point that they are allocable to be sold to customers. Cost of sales is primarily comprised of inbound freight, direct materials, direct labor as well as overhead which includes indirect labor, facility and equipment costs. Cost of sales also includes quality control, procurement and material receiving costs as well as internal transfer costs. SG&A costs include the cost of selling products as well as administrative function costs. These expenses generally represent the cost of selling and distributing the products once they are available for sale and primarily include salaries and commissions of the Company’s sales force, distribution costs, notably salaries and facility costs, as well as administrative expenses for certain support functions and related overhead.

Advertising Costs

Television advertising is expensed the first time the advertisement airs, whereas other advertising is expensed as incurred. Advertising costs are classified in SG&A and amounted to $8.2 million and $7.8 million for the six months ended June 30, 2012 and July 2, 2011, respectively. Expense pertaining to cooperative advertising with customers reported as a reduction of net sales was $20.3 million and $20.7 million for the six months ended June 30, 2012 and July 2, 2011, respectively.

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

B. Significant Accounting Policies (continued)

Sales Taxes

Sales and value added taxes collected from customers and remitted to governmental authorities are excluded from Net sales reported in the Unaudited Combined Statements of Operations.

Shipping and Handling Costs

The Company generally does not bill customers for freight. Shipping and handling costs associated with inbound freight are reported in cost of sales. Shipping costs associated with outbound freight are reported as a reduction of net sales and amounted to $14.3 million and $13.0 million for the six months ended June 30, 2012 and July 2, 2011, respectively. Distribution costs are classified as SG&A and amounted to $16.9 million and $17.7 million for the six months ended June 30, 2012 and July 2, 2011, respectively.

Postretirement Defined Benefit Plan

For Company-sponsored plans, the Company uses the corridor approach to determine expense recognition for each defined benefit pension and other postretirement plan. The corridor approach defers actuarial gains and losses resulting from variances between actual and expected results (based on economic estimates or actuarial assumptions) and amortizes them over future periods. For pension plans, these unrecognized gains and losses are amortized when the net gains and losses exceed 10% of the greater of the market-related value of plan assets or the projected benefit obligation at the beginning of the year. For other postretirement benefits, amortization occurs when the net gains and losses exceed 10% of the accumulated postretirement benefit obligation at the beginning of the year. For ongoing, active plans, the amount in excess of the corridor is amortized on a straight-line basis over the average remaining service period for active plan participants. For plans with primarily inactive participants, the amount in excess of the corridor is amortized on a straight-line basis over the average remaining life expectancy of inactive plan participants.

Income Taxes

The Company’s operations are included in separate income tax returns filed with the appropriate taxing jurisdictions, except for U.S. federal and certain state and foreign jurisdictions in which the Company’s operations are included in the income tax returns of the Parent or an affiliate.

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

B. Significant Accounting Policies (continued)

The provision for income taxes is computed as if the Company filed on a combined stand-alone or separate tax return basis, as applicable. The provision for income taxes does not reflect the Company’s inclusion in the tax returns of the Parent or an affiliate. It also does not reflect certain actual tax efficiencies realized by the Parent in its combined tax returns that include the Company, due to legal structures it employs outside the Company. Certain income taxes of the Company are paid by the Parent or an affiliate on behalf of the Company. The payment of income taxes by the Parent or affiliate on behalf of the Company is recorded within Parent company’s net investment and accumulated earnings on the Unaudited Combined Balance Sheet.

Deferred income taxes and related tax expense have been recorded by applying the asset and liability approach to the Company as if it was a separate taxpayer. Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been reflected in the combined financial statements. Deferred tax liabilities and assets are determined based on the differences between the book values and the tax bases of the particular assets and liabilities, using enacted tax rates and laws in effect for the years in which the differences are expected to reverse. A valuation allowance is provided when the Company determines that it is more likely than not that a portion of the deferred tax asset balance will not be realized.

The Company records uncertain tax positions in accordance with ASC 740 which requires a two step process, first management determines whether it is more likely than not that a tax position will be sustained based on the technical merits of the position and second, for those tax positions that meet the more likely than not threshold, management recognizes the largest amount of the tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related taxing authority. The Company maintains an accounting policy of recording interest and penalties on uncertain tax positions as a component of the income tax expense in the Unaudited Combined Statements of Operations.

New Accounting Standards

In September 2011, the FASB issued ASU 2011-08, “Intangibles — Goodwill and Other (Topic 350) — Testing Goodwill for Impairment (revised standard).” The revised standard is intended to reduce the costs and complexity of the annual goodwill impairment test by providing entities an option to perform a “qualitative” assessment to determine whether further impairment testing is necessary. This ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The Company will consider this new guidance as it conducts its annual goodwill impairment testing during the third quarter of 2012.

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

B. Significant Accounting Policies (continued)

In January of 2012, the Company adopted ASU 2011-05, “Comprehensive Income (Topic 220),” which revised the manner in which the Company presents comprehensive income in the financial statements. The new guidance requires entities to report components of comprehensive income in either (1) continuous statement of comprehensive income or (2) two separate but consecutive statements. The ASU did not change the items that must be reported in other comprehensive income.

In July 2012, the FASB issued ASU 2012-02, “Intangibles — Goodwill and Other (Topic 350) — Testing Indefinite-Lived Intangible Assets for Impairment (revised standard).” This revised standard provides entities with the option to first assess qualitatively whether it is more likely than not that an indefinite-lived intangible asset is impaired. An entity is not required to calculate the fair value of an indefinite-lived intangible asset and perform the quantitative impairment test unless the entity determines that it is more likely than not that the asset is impaired. An entity can choose to perform the qualitative assessment on none, some, or all of its indefinite-lived intangible assets. Moreover, an entity can bypass the qualitative assessment and perform the quantitative impairment test for any indefinite-lived intangible asset in any period. This ASU is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The Company will consider this new guidance as it conducts its annual impairment testing during the third quarter of 2012.

Subsequent Events

The Company has evaluated all subsequent events through August 30, 2012, the date of issuance of these financial statements and footnotes.

C. Accounts Receivable

	June 30,	December 31,
	2012	2011
	(In Millions)

Gross accounts receivable	$123.5	$110.2
Allowance for doubtful accounts	(2.1)	(2.1)
Accounts receivable, net	$121.4	$108.1

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

C. Accounts Receivable (continued)

Trade receivables are dispersed among a large number of retailers, distributors and industrial accounts in many countries. Adequate reserves have been established to cover anticipated credit losses.

The Company was part of the Parent’s accounts receivable sale program in fiscal 2010 and 2011. According to the terms of that program, the Parent is required to sell certain of its trade accounts receivables at fair value to a wholly owned, consolidated, bankruptcy-remote special purpose subsidiary (“BRS”). The BRS, in turn, must sell such receivables to a third-party financial institution (“Purchaser”) for cash and a deferred purchase price receivable. The Purchaser’s maximum cash investment in the receivables at any time is $100.0 million. The purpose of the program is to provide liquidity to the Parent. These transfers are accounted for as sales under ASC 860 “Transfers and Servicing”. Receivables are derecognized from the Combined Balance Sheets when the BRS sells those receivables to the Purchaser. The Company has no retained interests in the transferred receivables, other than collection and administrative responsibilities and its right to the deferred purchase price receivable. At December 31, 2011, the Parent, as well as the Company, did not record a servicing asset or liability related to its retained responsibility, based on its assessment of the servicing fee, market values for similar transactions and its cost of servicing the receivables sold.

At December 31, 2011, as the Company ended its participation in the program during the year, no amounts were derecognized. All cash flows for the six months ended July 2, 2011 under the program are reported as a component of changes in accounts receivable within operating activities in the Unaudited Combined Statements of Cash Flows since all the cash from the Purchaser is either received upon the initial sale of the receivable or from the ultimate collection of the underlying receivables and the underlying receivables are not subject to significant risks, other than credit risk, given their short-term nature.

D. Inventories

	June 30,	December 31,
	2012	2011
	(In Millions)

Finished products	$124.8	$130.2
Work in process	13.1	13.5
Raw materials	30.9	27.5
Total	$168.8	$171.2

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

D. Inventories (continued)

Net inventories in the amount of $87.8 million at June 30, 2012 and $78.0 million at December 31, 2011 were valued at the lower of LIFO cost or market. If the LIFO method had not been used, inventories would have been $13.2 million higher than reported at June 30, 2012 and $14.6 million higher than reported at December 31, 2011.

E. Property, Plant and Equipment

	June 30,	December 31,
	2012	2011
	(In Millions)

Land	$6.6	$6.7
Land improvements	6.2	6.2
Buildings	50.2	50.2
Leasehold improvements	11.4	11.3
Machinery and equipment	117.6	116.2
Computer software	14.6	14.4
Property, plant and equipment, gross	206.6	205.0
Less: accumulated depreciation and amortization	(103.7)	(94.3)
Property, plant and equipment, net	$102.9	$110.7

Depreciation and amortization expense associated with property, plant and equipment was $12.7 million and $14.2 million for the six months ended June 30, 2012 and July 2, 2011, respectively.

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

F. Goodwill and Intangible Assets

Goodwill

The changes in the carrying amount of goodwill are as follows:

Six Months Ended
June 30, 2012
(In Millions)

Beginning balance	$573.6
Foreign currency translation	(1.0)
Ending balance	$572.6

Intangible Assets

Intangible assets at June 30, 2012 and December 31, 2011 were as follows:

	June 30,		December 31,
	2012		2011
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(In Millions)
Amortized intangible assets – definite lives:
Patents and technology	$25.1	$(6.5)	$25.0	$(4.5)
Trade names	108.0	(20.0)	108.0	(15.4)
Customer relationships	64.9	(27.8)	65.1	(25.2)
Total	$198.0	$(54.3)	$198.1	$(45.1)

Total indefinite-lived trade names are $18.1 million at June 30, 2012 and December 31, 2011, relating to the National Hardware tradename. Future amortization expense for the six months ending December 29, 2012 amounts to $8.4 million. Future amortization expense in each of the next five fiscal years amounts to $17.8 million for 2013, $17.2 million for 2014, $15.9 million for 2015, $14.5 million for 2016, $13.3 million for 2017 and $56.6 million thereafter.

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

G. Accrued Expenses

Accrued expenses at June 30, 2012 and December 31, 2011 were as follows:

	June 30,	December 31,
	2012	2011
	(In Millions)

Payroll and related taxes	$9.7	$10.6
Customer rebates and sales returns	9.7	11.7
Accrued restructuring costs	7.0	7.8
Accrued freight	3.3	4.1
Insurance and benefits	5.3	5.9
Accrued litigation	–	5.0
Accrued income taxes	2.3	3.0
ESOP	1.9	4.5
Warranty costs	4.2	4.4
Other	6.4	7.5
Total	$49.8	$64.5

H. Fair Value Measurements

Fair Value Measurements

ASC 820 defines, establishes a consistent framework for measuring, and expands disclosure requirements about fair value. ASC 820 requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs create the following fair value hierarchy:

Level 1 – Quoted prices for identical instruments in active markets.

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs and significant value drivers are observable.

Level 3 – Instruments that are valued using unobservable inputs.

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

H. Fair Value Measurements (continued)

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The fair values of debt instruments are estimated using a discounted cash flow analysis using the Company’s marginal borrowing rates. The fair value of affiliate debt was $386.0 and $445.5 at June 30, 2012 and December 31, 2011, respectively.

I. Stock Based Compensation

Stock Options: During the six month period ended June 30, 2012 there were 12,500 options in the common stock of the Parent granted to employees of the Company. No options were granted during the six months ended July 2, 2011. At June 30, 2012 and December 31, 2011, there were 181,962 and 204,074 options outstanding, respectively. Stock option expense recognized for both the six months ended June 30, 2012 and July 2, 2011 was $0.2 million. Expense was recognized based on the fair value of the option awards granted to participating employees of the Company. As of June 30, 2012 and December 31, 2011, unrecognized compensation expense amounted to $1.0 million.

Employee Stock Purchase Plan: The Employee Stock Purchase Plan (“ESPP”) of the Parent enables eligible employees in the United States and Canada to subscribe at any time to purchase shares of common stock on a monthly basis at the lower of 85% of the fair market value of the shares on the grant date ($48.94 per share for fiscal year 2012 purchases) or 85% of the fair market value of the shares on the last business day of each month. ESPP compensation cost is recognized ratably over the one-year term based on actual employee stock purchases under the plan.

During the six month periods ended June 30, 2012 and July 2, 2011, 2,285 shares and 6,046 shares were issued to employees of the Company at average prices of $48.94 and $50.42 per share, respectively. Total compensation expense recognized by the Company for the six months ended June 30, 2012 and July 2, 2011 was $0.3 million and $0.1 million, respectively.

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

I. Stock Based Compensation (continued)

Restricted Share Units: Compensation cost for restricted share units (“RSU”) granted to employees of the Company is recognized ratably over the vesting term, which varies but is generally 4 years. RSU grants totaled 24,715 shares for the six months ended June 30, 2012. There were no RSU grants during the six month period ended July 2, 2011. The weighted-average grant date fair value of the RSU’s granted in 2012 was $74.38. Total compensation expense recognized for RSU’s amounted to $0.1 million for both the six months ended June 30, 2012 and July 2, 2011. As of June 30, 2012 and December 31, 2011, unrecognized compensation cost amounted to $1.0 million.

Long-Term Performance Awards: The Parent has granted Long Term Performance Awards (“LTIPs”) under its 1997, 2001 and 2009 Long Term Incentive Plans to senior management employees of the Company for achieving Parent performance measures. Awards are payable in shares of the Parent common stock, which may be restricted if the employee has not achieved certain stock ownership levels, and generally no award is made if the employee terminates employment prior to the payout date.

Working capital incentive plan: In 2010, the Parent initiated a bonus program under its 2009 Long Term Incentive Plan that provides executives the opportunity to receive stock in the event certain working capital turn objectives are achieved by June 2013 and are sustained for a period of at least six months. The ultimate issuances of shares, if any, will be determined based on achievement of objectives during the performance period.

Other Long-Term Performance Awards: There were no LTIP grants made in the six month period ended June 30, 2012. A potential maximum of 3,851 LTIP grants were made in 2011 to an employee of the Company. Each grant has separate annual performance goals for each year within the respective three year performance period associated with each award. Parent earnings per share and return on capital employed represent 75% of the share payout of each grant, with the remaining 25% a market-based element, measuring the Parent’s common stock return relative to peers over the performance period. The ultimate delivery of shares will occur in 2014 for the 2011 grant. Total payouts are based on actual performance in relation to these goals. Total compensation expense recognized for LTIP awards for both the six months ended June 30, 2012 and July 2, 2011 was $0.1 million.

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

J. Employee Benefit Plans

Employee Stock Ownership Plan (“ESOP”)

Most of the Company’s U.S. employees are allowed to participate in a tax-deferred 401(k) savings plan administered and sponsored by the Parent. Eligible employees may contribute from 1% to 25% of their eligible compensation to a tax-deferred 401(k) savings plan, subject to restrictions under tax laws. Employees generally direct the investment of their own contributions into various investment funds. During the six month periods ended June 30, 2012 and July 2, 2011, an employer match benefit was provided under the plan equal to one-half of each employee’s tax-deferred contribution up to the first 7% of their compensation. Participants direct the entire employer match benefit such that no participant is required to hold the Parent’s common stock in their 401(k) account. The Company’s employer match benefit for the six months ended June 30, 2012 and July 2, 2011 totaled $1.0 million and $1.2 million, respectively.

In addition, approximately 1,500 of the Company’s U.S. salaried and non-union hourly employees are eligible to receive a non-contributory benefit under the Core benefit plan. Core benefit allocations range from 2% to 6% of eligible employee compensation based on age. Approximately 1,200 U.S. employees also receive a Core transition benefit, allocations of which range from 1% – 3% of eligible compensation based on age and date of hire. Approximately 200 U.S. employees are eligible to receive an additional average 1.2% contribution actuarially designed to replace previously curtailed pension benefits. The Company’s allocations for benefits earned under the Core plan for the six months ended June 30, 2012 and July 2, 2011 were $1.9 million and $1.3 million, respectively. Assets held in participant Core accounts are invested in target date retirement funds which have an age-based allocation of investments.

The Parent accounts for the ESOP under ASC 718-40, “Compensation – Stock Compensation – Employee Stock Ownership Plans”. Net ESOP activity recognized is comprised of the cost basis of shares released, the cost of the aforementioned Core and 401(k) match defined contribution benefits, less the fair value of shares released and dividends on unallocated ESOP shares. The Company’s net ESOP activity during the six months ended June 30, 2012 and July 2, 2011 resulted in expense of $1.7 million and $1.4 million, respectively. The 401(k) employer match and Core benefit elements of net ESOP expense represent the actual benefits earned by the Company’s participants in each year, while the cost basis of shares released, the fair value of shares released and the dividends on unallocated shares elements are based on the proportion of the Company’s actual earned benefits in relation to the Parent’s ESOP total earned benefits. ESOP expense is affected by the market value of the Parent’s common stock on the monthly dates when shares are released. The market value of shares released during the six month periods ended June 30, 2012 and July 2, 2011 averaged $71.29 and $73.95 per share, respectively.

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

J. Employee Benefit Plans (continued)

Parent Sponsored Pension Plans

The Company participates in certain U.S. and Canadian plans sponsored solely by the Parent. All participants in the plans are employees or former employees of the Parent, either directly or through its subsidiaries. The primary U.S. plan was curtailed in 2010 and the other plans are generally also curtailed with no additional service benefits to be earned by participants. The Company’s expense associated with the parent sponsored plans for the six months ended June 30, 2012 and July 2, 2011 was $1.5 million and $1.6 million, respectively.

Defined Contribution Plans

In addition to the ESOP, various other defined contribution plans are sponsored worldwide, including a tax-deferred 401(k) savings plan covering certain U.S. employees. The expense for such defined contribution plans, aside from the earlier discussed ESOP, was $0.7 million and $0.8 million for the six months ended June 30, 2012 and July 2, 2011, respectively.

Defined Benefit Plans

Pension and other benefit plans – The Company sponsors pension plans covering approximately 300 domestic employees and 4,000 foreign employees (primarily in Mexico). Benefits are generally based on salary and years of service, except for U.S. collective bargaining employees whose benefits are based on a stated amount for each year of service.

Following are the components of net periodic benefit cost:

	U.S. Plan		Non-U.S. Plans
	Six Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011

Service cost	$0.1	$0.1	$0.3	$0.3
Interest cost	1.6	1.7	0.3	0.3
Expected return on plan assets	(1.8)	(1.7)	–	–
Amortization of actuarial loss	0.3	0.2	–	–
Net periodic pension expense	$0.2	$0.3	$0.6	$0.6

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

J. Employee Benefit Plans (continued)

The Company provides medical and dental fixed subsidy benefits for certain retired employees in the United States. Approximately 30 participants are covered under this plan. Net periodic post-retirement benefit expense was comprised of the following elements:

	Other Benefit Plan
	Six Months Ended
	June 30, 2012	July 2, 2011
	(In Millions)

Interest cost	$–	$0.1
Prior service credit amortization	(0.1)	(0.1)
Net periodic post-retirement benefit (income) expense	$(0.1)	$–

Changes in plan assets and benefit obligations recognized in other comprehensive income during the six months ended June 30, 2012 are as follows:

Six Months Ended
June 30, 2012
(In Millions)

Current year actuarial loss	$0.1
Amortization of actuarial gain	(0.2)
Total gain recognized in other comprehensive income (pre-tax)	$(0.1)

The amounts in accumulated other comprehensive loss expected to be recognized as components of net periodic benefit costs during 2013 total $0.2 million, representing the amortization of actuarial losses.

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

J. Employee Benefit Plans (continued)

The changes in the pension and other post-retirement benefit obligations, fair value of plan assets, as well as amounts recognized in the Unaudited Combined Balance Sheets, are shown below:

	U.S. Plans		Non-U.S. Plans		Other Benefits
	June 30, 2012	December 31, 2011	June 30, 2012	December 31, 2011	June 30, 2012	December 31, 2011
Change in benefit obligation
Benefit obligation at end of prior year	$74.0	$67.3	$5.7	$7.2	$3.5	$4.4
Service cost	0.1	0.2	0.2	0.7	–	–
Interest cost	1.7	3.4	0.3	0.5	0.1	0.2
Settlements/curtailments	–	–	–	(0.1)	–	–
Actuarial (gain) loss	0.9	6.8	–	(1.4)	(0.9)	(0.7)
Foreign currency exchange rates	–	–	0.1	(0.7)	–	–
Acquisitions, divestitures and other	(0.1)	(0.2)	–	–	–	–
Benefits paid	(1.8)	(3.5)	(0.5)	(0.5)	(0.2)	(0.4)
Benefit obligation at end of period	$74.8	$74.0	$5.8	$5.7	$2.5	$3.5

Change in plan assets
Fair value of plan assets at end of prior year	$55.2	$53.3	$–	$–	$–	$–
Actual return on plan assets	1.7	5.1	–	–	–	–
Employer contributions	0.4	0.5	0.5	0.5	0.2	0.4
Acquisitions, divestitures and other	–	(0.2)	–	–	–	–
Benefits paid	(1.8)	(3.5)	(0.5)	(0.5)	(0.2)	(0.4)
Fair value of plan assets at June 30, 2012	$55.5	$55.2	$–	$–	$–	$–
Funded status – assets less the benefit obligation	$(19.3)	$(18.8)	$(5.8)	$(5.7)	$(2.5)	$(3.5)
Unrecognized net actuarial loss (gain)	20.9	20.2	0.2	0.2	(2.9)	(2.2)
Net amount recognized	$1.6	$1.4	$(5.6)	$(5.5)	$(5.4)	$(5.7)

Amounts recognized in the Unaudited Combined Balance Sheets
Current benefit liability	$–	$–	$(0.3)	$(0.2)	$(0.3)	$(0.5)
Non-current benefit liability	(19.3)	(18.8)	(5.5)	(5.5)	(2.2)	(3.0)
Net liability recognized	$(19.3)	$(18.8)	$(5.8)	$(5.7)	$(2.5)	$(3.5)
Accumulated other comprehensive loss (gain) (pre-tax):
Actuarial loss (gain)	$20.9	$20.2	$0.2	$0.2	$(2.9)	$(2.2)
Net amount recognized	$1.6	$1.4	$(5.6)	$(5.5)	$(5.4)	$(5.7)

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

J. Employee Benefit Plans (continued)

The accumulated benefit obligation for all defined benefit pension plans was $78.3 million at June 30, 2012 and $77.2 million at December 31, 2011. Information regarding pension plans in which the accumulated benefit obligations exceed plan assets and pension plans in which projected benefit obligations (inclusive of anticipated future compensation increases) exceed plan assets follows:

	U.S. Plan		Non-U.S. Plans
	June 30, 2012	December 31, 2011	June 30, 2012	December 31, 2011
	(In Millions)

Projected benefit obligation	$74.8	$74.0	$5.8	$5.7
Accumulated benefit obligation	$74.8	$74.0	$3.5	$3.2
Fair value of plan assets	$55.5	$55.2	$–	$–

The major assumptions used in valuing pension and post-retirement plan obligations and net costs were as follows:

	Pension Benefits				Other Benefits
	U.S. Plans		Non-U.S. Plans		U.S. Plan
	June 30, 2012	December 31, 2011	June 30, 2012	December 31, 2011	June 30, 2012	December 31, 2011
Weighted-average assumptions used to determine benefit obligations at year end
Discount rate	4.50%	4.50%	8.75%	8.75%	4.00%	4.00%
Rate of compensation increase	–%	–%	4.75%	4.75%	–%	–%

Weighted-average assumptions used to determine net periodic benefit cost
Discount rate	4.50%	5.25%	8.75%	7.25%	4.00%	5.00%
Rate of compensation increase	–%	–%	4.75%	4.75%	–%	–%
Expected return on plan assets	6.50%	6.75%	–%	–%	–%	–%

The expected rate of return on plan assets is determined considering the returns projected for the various asset classes and the relative weighting for each asset class considering the target asset allocations. In addition the Company considers historical performance, the recommendations from outside actuaries and other data in developing the return assumption. The Company expects to use a weighted-average rate of return assumption of 6.5% for the U.S. plan, in the determination of fiscal 2013 net periodic benefit expense.

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

J. Employee Benefit Plans (continued)

Pension Plan Assets

Plan assets are invested in equity securities, government and corporate bonds and other fixed income securities, and money market instruments. The Company’s worldwide asset allocations at June 30, 2012 and December 31, 2011 by asset category and the level of the valuation inputs within the fair value hierarchy established by ASC 820 are as follows:

	June 30, 2012	Level 1	Level 2
Asset Category
Cash and cash equivalents	$1.1	$0.5	$0.6
Equity securities:
U.S. equity securities	11.3	2.0	9.3
Foreign equity securities	13.7	13.7	–
Fixed income securities:
Government securities	15.6	14.4	1.2
Corporate securities	13.8	–	13.8
Total	$55.5	$30.6	$24.9

	December 31, 2011	Level 1	Level 2
Asset Category
Cash and cash equivalents	$0.6	$0.2	$0.4
Equity securities:
U.S. equity securities	16.3	2.8	13.5
Foreign equity securities	9.0	9.0	–
Fixed income securities:
Government securities	15.3	14.4	0.9
Corporate securities	13.7	–	13.7
Other	0.3	–	0.3
Total	$55.2	$26.4	$28.8

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

J. Employee Benefit Plans (continued)

U.S. and foreign equity securities primarily consist of companies with large market capitalizations and to a lesser extent mid and small capitalization securities. Government securities primarily consist of U.S. Treasury securities and foreign government securities with de minims default risk. Corporate fixed income securities include publicly traded U.S. and foreign investment grade and to a small extent high yield securities. Other investments include U.S. mortgage backed securities. The level 2 investments are primarily comprised of institutional mutual funds that are not publicly traded; the investments held in these mutual funds are generally level 1 publicly traded securities.

The Company’s investment strategy for pension plan assets includes diversification to minimize interest and market risks. Plan assets are rebalanced periodically to maintain target asset allocations. Currently, the Company’s target allocations include 50% in equity securities and 50% in fixed income securities. Maturities of investments are not necessarily related to the timing of expected future benefit payments, but adequate liquidity to make immediate and medium term benefit payments is ensured.

Contributions

The Company’s funding policy for its defined benefit plans is to contribute amounts determined annually on an actuarial basis to provide for current and future benefits in accordance with federal law and other regulations. The Company expects to contribute approximately $2.8 million and $2.4 million to its pension and other post-retirement benefit plans during the six months ended December 29, 2012 and in 2013, respectively.

Expected Future Benefit Payments

Benefit payments, inclusive of amounts attributable to estimated future employee service, are expected to be paid as follows over the next 10 years:

	Total	Year 1	Year 2	Year 3	Year 4	Year 5	Years 6-10
	(In Millions)
Future payments	$44.7	$4.2	$4.2	$4.2	$4.2	$4.2	$23.7

These benefit payments will be funded through a combination of existing plan assets and amounts to be contributed in the future by the Company.

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

K. Accumulated Other Comprehensive Income

Accumulated other comprehensive income is as follows:

	June 30, 2012	December 31, 2011
	(In Millions)

Currency translation adjustment	$33.5	$36.3
Pension loss, net of tax	(11.5)	(12.0)
Accumulated other comprehensive income	$22.0	$24.3

L. Other Costs and Expenses

Other-net is primarily comprised of intangible asset amortization expense (See Note F Goodwill and Intangible Assets for further discussion), currency related gains or losses, and environmental expense. Research and development costs, which are classified in SG&A, were $3.2 million and $3.3 million for the six months ended June 30, 2012 and July 2, 2011, respectively.

M. Restructuring

A summary of the restructuring reserve activity from December 31, 2011 to June 30, 2012 is as follows (in millions):

	December 31, 2011	Additions	Usage	June 30, 2012
2012 Actions
Severance and related costs	$–	$2.7	$(0.3)	$2.4
Pre-2012 Actions
Severance and related costs	7.8	–	(3.2)	4.6
Total	$7.8	$2.7	$(3.5)	$7.0

2012 Actions: During the six months ended June 30, 2012, the Company recognized $2.7 million of severance charges associated with cost actions initiated in the current year. The charges relate to the reduction of approximately 150 employees.

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

M. Restructuring (continued)

Pre-2012 Actions: For the year ended December 31, 2011 the Company initiated restructuring activities associated with the Merger, largely related to employee related actions. As of December 31, 2011, the reserve balance related to these pre-2012 actions totaled $7.8 million.

Utilization of the reserve balance related to pre-2012 actions was $3.2 million in 2012. The vast majority of the remaining reserve balance of $4.6 million is expected to be utilized in 2012 and early in 2013.

N. Business Segments and Geographic Areas

Business Segments

The Company operates as one reportable segment, inclusive of its plumbing-related products, lock and hardware products which have been aggregated consistent with the criteria in ASC 280. The Company’s operations are principally managed on a products and services basis. In accordance with ASC 280, Segment Reporting, the Company reports segment information based upon the management approach. The management approach designates the internal reporting used by the chief operating decision maker, or the CODM for making decisions about resource allocations to segments and assessing performance. The CODM allocates resources to and assesses the performance of the operating segment using information based on earnings before interest, taxes, depreciation, and amortization.

Geographic Areas

Geographic net sales and long-lived assets are attributed to the geographic regions based on the geographic location of each Company subsidiary.

	Six Months Ended
	June 30,	July 2,
	2012	2011
	(In Millions)
Net sales
United States	$376.3	$374.2
Canada	52.8	52.7
Other America	45.3	49.0
Asia	18.9	15.0
Combined	$493.3	$490.9

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

N. Business Segments and Geographic Areas (continued)

	June 30,	December 31,
	2012	2011
	(In Millions)
Property, plant and equipment
United States	$94.7	$102.6
Canada	4.3	4.4
Other Americas	3.6	3.5
Asia	0.3	0.2
Combined	$102.9	$110.7

O. Income Taxes

Significant components of the Company’s deferred tax assets and liabilities as of June 30, 2012 and December 31, 2011 were as follows:

	June 30,	December 31,
	2012	2011
	(In Millions)
Deferred tax liabilities:
Amortization of intangibles	$58.9	$61.6
Depreciation	5.0	3.7
Other	3.3	2.3
Total deferred tax liabilities	$67.2	$67.6

Deferred tax assets:
Accruals	$23.7	$22.9
Employee benefit plans	9.7	9.6
Inventories	8.5	7.3
Operating loss and tax credit carry forwards	13.2	12.2
Restructuring charges	2.8	2.9
Allowance for doubtful accounts	1.0	1.2
Other	3.3	3.1
Total deferred tax assets	$62.2	$59.2
Net deferred tax liabilities before valuation allowance	$5.0	$8.4
Valuation allowance	$12.1	$12.2
Net deferred tax liabilities after valuation allowance	$17.1	$20.6

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

O. Income Taxes (continued)

Net operating loss carry forwards of $21.3 million and $16.8 million respectively, at June 30, 2012 and December 31, 2011, are available to reduce future tax obligations of certain U.S. state and foreign companies. The net operating loss carry forwards have various expiration dates beginning in the second half of 2012 with certain jurisdictions having indefinite carry forward periods.

A valuation allowance is recorded on certain deferred tax assets if it has been determined it is more likely than not that all or a portion of these assets will not be realized. The Company has recorded a valuation allowance of $12.1 million and $12.2 million for deferred tax assets existing as of June 30, 2012 and December 31, 2011, respectively.

The classification of deferred taxes as of June 30, 2012 and December 31, 2011 were as follows (in millions):

	June 30, 2012		December 31, 2011
	Deferred Tax Asset	Deferred Tax Liability	Deferred Tax Asset	Deferred Tax Liability

Current	$25.3	$(0.7)	$22.4	$(0.7)
Non-current	5.2	(46.9)	3.4	(45.7)
Total	$30.5	$(47.6)	$25.8	$(46.4)

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

O. Income Taxes (continued)

Income tax expense for the six months ended June 30, 2012 and July 2, 2011 consisted of the following:

	June 30,	July 2,
	2012	2011
	(In Millions)
Current:
Federal	$6.3	$(0.4)
Foreign	8.9	9.3
State	0.4	0.8
Total current	$15.6	$9.7

Deferred:
Federal	$(2.5)	$0.9
Foreign	(2.5)	(2.2)
State	–	0.2
Total deferred	(5.0)	(1.1)
Provision for income taxes	$10.6	$8.6

In general, there were no income taxes paid directly to any taxing authority by the Company for the six month periods ended June 30, 2012 and July 2, 2011. Any liability owed by the Company due to taxable income generated is settled through intercompany transfers with the Parent. Had the Company paid its own tax liabilities during tax periods ended June 30, 2012 and July 2, 2011, the net payments would have been approximately $15.6 million and $9.7 million, respectively.

The reconciliation of federal income tax at the statutory federal rate to income tax at the effective rate for the six months ended June 30, 2012 and July 2, 2011 is as follows:

	June 30,	July 2,
	2012	2011
	(In Millions)

Tax at statutory rate	$12.0	$9.8
State income taxes, net of federal benefits	0.4	0.2
Difference between foreign and federal income tax	(1.3)	(0.9)
NOL and valuation allowance items	(0.1)	0.5
Other, net	(0.4)	(1.0)
Income taxes on continuing operations	$10.6	$8.6

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

O. Income Taxes (continued)

The components of earnings before provision for income taxes for the six months ended June 30, 2012 and July 2, 2011 consisted of the following:

	June 30,	July 2,
	2012	2011
	(In Millions)

United States	$11.1	$3.6
Foreign	23.3	24.3
Earnings before income taxes	$34.4	$27.9

Any undistributed foreign earnings of the Company at June 30, 2012, are considered to be invested indefinitely or will be remitted substantially free of additional U.S. tax. Accordingly, no provision has been made for taxes that might be payable upon remittance of such earnings, nor is it practicable to determine the amount of such liability. The Company classifies all tax-related interest and penalties in the provision for income taxes.

The Company considers many factors when evaluating and estimating our tax positions and the impact on income tax expense, which may require periodic adjustments and which may not accurately anticipate actual outcomes. As of June 30, 2012 the company no longer requires a liability for unrecognized tax benefits. The Company is subject to the examination of its income tax returns by the Internal Revenue Service (IRS) and other tax authorities in conjunction with the IRS audit of the Parent. The tax years under examination vary by jurisdiction. The Company is included in the IRS examination of the Parent for tax years 2008 and 2009. The Company also files many state and foreign income tax returns in jurisdictions with varying statutes of limitations. Tax years 2008 and forward generally remain subject to examination by most state tax authorities. In foreign jurisdictions, tax years 2007 and forward generally remain subject to examination.

P. Commitments and Guarantees

Commitments

The Company has non-cancelable operating lease agreements, principally related to facilities, vehicles, machinery and equipment. Rental expense for operating leases was $6.1 and $7.2 million for the six months ended June 30, 2012 and July 2, 2011, respectively.

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

P. Commitments and Guarantees (continued)

The following is a summary of the Company’s future commitments which span more than one future fiscal year:

	Total	Remaining 2012	2013	2014	2015	2016	2017

Operating lease obligations	$23.8	$2.7	$5.6	$5.3	$4.7	$3.5	$2.0

Guarantees

The Company issued a standby letter of credit for $0.3 million to guarantee future payments which may be required under an insurance program.

The Company provides product and service warranties. The types of warranties offered generally range from one year to limited lifetime, while certain products carry no warranty. Further, the Company sometimes incurs discretionary costs to service its products in connection with product performance issues. Historical warranty and service claim experience forms the basis for warranty obligations recognized. Adjustments are recorded to the warranty liability as new information becomes available.

Following is a summary of the warranty activity for the six months ended June 30, 2012 and July 2, 2011:

	June 30,	July 2,
	2012	2011
	(In Millions)

Beginning balance	$4.4	$4.3
Warranties issued	4.4	3.2
Warranty payments	(4.6)	(2.9)
Ending balance	$4.2	$4.6

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

Q. Contingencies

The Company is involved in various legal proceedings relating to environmental issues, employment, product liability, workers’ compensation claims and other matters. The Company periodically reviews the status of these proceedings with both inside and outside counsel, as well as an actuary for risk insurance. Management believes that the ultimate disposition of these matters will not have a material adverse effect on operations or financial condition taken as a whole.

The amount recorded for identified contingent liabilities is based on estimates. Amounts recorded are reviewed periodically and adjusted to reflect additional technical and legal information that becomes available. Actual costs to be incurred in future periods may vary from the estimates, given the inherent uncertainties in evaluating certain exposures. Subject to the imprecision in estimating future contingent liability costs, the Company does not expect that any sum it may have to pay in connection with these matters in excess of the amounts recorded will have a materially adverse effect on its financial position, results of operations or liquidity.

In connection with the Merger, the Company assumed certain commitments and contingent liabilities. HHI is a party to litigation and administrative proceedings with respect to claims involving the discharge of hazardous substances into the environment. Some of these assert claims for damages and liability for remedial investigations and clean-up costs with respect to sites that have never been owned or operated by HHI but at which HHI has been identified as a potentially responsible party. Other matters involve current and former manufacturing facilities.

In the event that no amount in the range of probable loss is considered most likely, the minimum loss in the range is accrued. In the normal course of business, the Company is involved in various lawsuits and claims. In addition, the Company is a party to a number of proceedings before federal and state regulatory agencies relating to environmental remediation. Also, the Company, along with many other companies, has been named as a PRP in a number of administrative proceedings for the remediation of various waste sites, including 3 active Superfund sites. Current laws potentially impose joint and several liabilities upon each PRP. In assessing its potential liability at these sites, the Company has considered the following: whether responsibility is being disputed, the terms of existing agreements, experience at similar sites, and the Company’s volumetric contribution at these sites.

The HHI Group

Notes to Unaudited Combined Financial Statements (continued)

Q. Contingencies (continued)

The Company’s policy is to accrue environmental investigatory and remediation costs for identified sites when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The amount of liability recorded is based on an evaluation of currently available facts with respect to each individual site and includes such factors as existing technology, presently enacted laws and regulations, and prior experience in remediation of contaminated sites. The liabilities recorded do not take into account any claims for recoveries from insurance or third parties. As assessments and remediation progress at individual sites, the amounts recorded are reviewed periodically and adjusted to reflect additional technical and legal information that becomes available. As of June 30, 2012 and December 31, 2011, the Company had reserves of $26.9 million and $26.7 million, respectively, for remediation activities associated with Company-owned properties, as well as for Superfund sites, for losses that are probable and estimable. Of the 2012 amount, $1.6 million is classified as current and $25.3 million as long-term which is expected to be paid over the estimated remediation period.

The range of environmental remediation costs that is reasonably possible is $19.0 million to $44.7 million which is subject to change in the near term. The Company may be liable for environmental remediation of sites it no longer owns. Liabilities have been recorded on those sites in accordance with policy.

The environmental liability for certain sites that have cash payments beyond the current year that are fixed or reliably determinable have been discounted using a rate of 2.1% to 3.8%, depending on the expected timing of disbursements. The discounted and undiscounted amount of the liability relative to these sites is $7.7 million and $15.6 million, respectively. The payments relative to these sites are expected to be $0.4 million in the remainder of 2012, $0.7 million in 2013, $0.7 million in 2014, $0.8 million in 2015, $0.4 million in 2016, and $12.6 million thereafter.